SEC FILE NO. 70-8179





                          SECURITIES AND EXCHANGE COMMISSION


                                WASHINGTON, D.C. 20549
















                               CERTIFICATE PURSUANT TO

                                       RULE 24

                               OF PARTIAL COMPLETION OF

                                     TRANSACTIONS















                               GPU INTERNATIONAL, INC.






                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549


          ----------------------------------------
          In The Matter of                        )
                                                  )    Certificate Pursuant
          GPU INTERNATIONAL, INC.                 )    To Rule 24 of
          SEC File No. 70-8179                    )    Partial Completion
                                                  )    Of Transactions
          (Public Utility Holding                 )
          Company Act of 1935)                    )
          ----------------------------------------


          TO THE MEMBERS OF THE SECURITIES AND EXCHANGE COMMISSION:

                    The  undersigned,  GPU  International, Inc.  (formerly,

          Energy Initiatives, Inc.) ("GPUI"),  in accordance with SEC Order dated  September 7,  1993 (HCAR  No. 35-25876),  hereby certifies pursuant to Rule 24 of the Rules and Regulations under the Public

          Utility Holding Company Act of 1935 ("Act"), as follows:


               1.   The following exhibit is filed herewith:

                    H-1 Description of the qualifying facilities ("QFs"), exempt wholesale generators ("EWGs") and foreign utility companies ("FUCOs") in which Polsky Energy Corporation ("Cogen Corp.") has acquired an ownership interest during the period from June 1, 1996 through September 30, 1996 -- filed separately pursuant to a request for confidential treatment.





                                      SIGNATURE


                    PURSUANT  TO  THE REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY  ACT OF  1935, THE UNDERSIGNED  COMPANY HAS  DULY

          CAUSED  THIS  STATEMENT  TO  BE  SIGNED  ON  ITS  BEHALF  BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.



                                        GPU INTERNATIONAL, INC.



                                        By:
                                           B. L. Levy, President

          Date:     October 11, 1996